Exhibit (d)(18)

FORM OF
PACIFIC SELECT FUND
FEE SCHEDULE
GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Portfolio: Short Duration Bond

     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Short Duration Bond Portfolio according to the following calculation:

(a)	0.25% on the first $50 million of the Combined Assets as defined below,
0.20% on the next $50 million of the Combined Assets, plus
0.17% on the next $100 million of the Combined Assets, plus
0.13% on the next $100 million of the Combined Assets, plus
0.10% on the next $700 million of the Combined Assets, plus
0.07% on Combined Assets above $1 billion; multiplied by

(b)	The ratio of the Short Duration Bond Portfolio’s average daily net assets over the Combined Assets.

For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the Short Duration Bond Portfolio of the Pacific Select Fund and the average daily net assets of the PF Goldman Sachs Short Duration Bond Fund of Pacific Funds.

Portfolio: Concentrated Growth

     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Concentrated Growth Portfolio according to the following calculation:

(a)	0.50% on the first $200 million, 0.40% on the next $800 million, plus 0.35% on assets above $1 billion

All Portfolios: Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of January 1, 2005.

PACIFIC LIFE INSURANCE COMPANY

By:	Attest:

Name: Glenn S. Schafer	Name: Laurene E. MacElwee
Title: President	Title: Assistant Vice President

By:	Attest:

Name: Audrey L. Milfs	Name: Laurene E. MacElwee
Title: Vice President and Secretary	Title: Assistant Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	Attest:

Name:	Name:
Title:	Title:

PACIFIC SELECT FUND

By:	Attest:

Name: Glenn S. Schafer	Name: Audrey L. Milfs
Title: President	Title: Secretary